Exhibit 99.1

Liberty Star Conducts Private Placement

TUCSON, AZ–(June 3, 2016)–Liberty Star Uranium & Metals Corp. (“Liberty Star” or the “Company”) (OTCBB: LBSR) (OTCPK: LBSR) announced today that it will be conducting a private placement of its securities.

The Company is offering “Units” consisting of one share of its common stock and a warrant to purchase an additional half share of common stock, which may be exercised for 36 months at an exercise price of $0.004, at a price of $0.004 per Unit. The total offering is for a maximum amount of $2 million. The offering will remain open until the $2 million has been raised or two months have transpired, whichever comes first.

The proceeds of the offering will be used to place the Company’s drill in the ground for Phase 1 of the Hay Mountain Project.

Our Units are being offered in the United States pursuant to Rule 506(b) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).  The Units have not been registered under the Securities Act and will consist of restricted securities as that term is defined in Rule 144 of the Securities Act.  The Units may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements in accordance with the state and federal securities laws.  The Units may not be offered or sold in any state in which such offer or sale is prohibited.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the Units, nor shall there be any sale of the Units in any state or jurisdiction in which such offer, solicitation, or sale is unlawful. Any offers of the Units will be made only by means of our complete private offering documentation. The press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

“James A. Briscoe” James A. Briscoe, Professional Geologist, AZ CA
CEO/Chief Geologist
Liberty Star Uranium & Metals Corp.

Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “may,” “future,” “plan” or “planned,” “will” or “should,” “expected,” “anticipates,” “draft,” “eventually” or “projected.” You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, and other risks identified in the Company’s 10K Annual Report filed May 17, 2016 and other filings made by the Company with the U.S. Securities and Exchange Commission.

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Contact:
Agoracom Investor Relations
lbsr@agoracom.com
http://agoracom.com/ir/libertystar
or
Liberty Star Uranium & Metals Corp.
Tracy Myers

520-425-1433
Investor Relations
info@libertystaruranium.com